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Exhibit 7(a)
                                 April 29, 1998


The Board of Directors of
United Investors Life Insurance Company
and the Contract Owners of the United
Investors Universal Life Variable Account


We consent to the use of our report dated February 2, 1998 except for Note 1 which is as of March 3, 1998, relating to the balance sheets of United Investors Life Insurance Company as of December 31, 1997 and 1996, and the related statements of operations, shareholder's equity, and cash flow for each of the years in the three-year period ended December 31, 1997, and also to the use of our report dated April 9, 1998, relating to the balance sheet of United Investors Universal Life Variable Account as of December 31, 1997, and the related statements of operations and changes in net assets for the period then ended, as contained in Post-Effective Amendment No. 1 to Form S-6 for United Investors Universal Life Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



                                    KPMG PEAT MARWICK LLP


Birmingham, Alabama
April 29, 1998